Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record fourth quarter and full-year 2013 results

•	Fourth quarter net sales of $3.7 billion, up 14 percent versus prior year

•	Record fourth quarter earnings per diluted share from continuing operations, up 45 percent versus prior year

•	Full-year 2013 net sales of $15.1 billion, up 12 percent versus 2012

•	Full-year 2013 adjusted earnings per diluted share from continuing operations of $8.28, up 29 percent versus prior year

•	Each major geographic region delivered record full-year earnings

•	Company repurchased $1.0 billion of stock in 2013

•	Year-end cash and short-term investments totaled $1.75 billion

PITTSBURGH, Jan. 16, 2014 - PPG Industries (NYSE:PPG) today reported record fourth quarter 2013 net sales from continuing operations of $3.7 billion, up $459 million, or 14 percent, versus the prior year. Fourth quarter 2013 reported net income from continuing operations was $254 million, or $1.78 per diluted share. Fourth quarter 2013 adjusted net income from continuing operations was $258 million, or $1.81 per diluted share, which excludes $4 million, or 3 cents per diluted share, for acquisition-related costs. Fourth quarter 2012 reported net income and earnings per diluted share from continuing operations were $191 million and $1.23, respectively, and adjusted net income from continuing operations was $194 million, or $1.25 per diluted share, respectively, excluding $3 million, or 2 cents per diluted share, for acquisition-related costs.

“Our record fourth quarter financial performance caps off one of the most successful years in the company’s history, both financially and strategically,” said Charles E. Bunch, PPG chairman and chief executive officer. “With the 45 percent increase in earnings per share versus last year, we have now delivered 14 consecutive quarters of record adjusted earnings, illustrating the benefits of our strong coatings portfolio, broad global footprint, prudent cash deployment and measurable results from our strategic actions.

“We achieved record fourth quarter financial results, as higher earnings stemming from our continuing operating and cost discipline are now being coupled with a higher level of organic sales growth,” Bunch said. “We continued to outpace industry growth in aerospace and automotive OEM coatings. More broadly, we also benefited from stabilizing regional demand in Europe, as our year-over-year coatings volumes in that region were flat in the fourth quarter following nine consecutive quarters of decline.

“On a full-year basis, we remained focused on creating shareholder value, including completion of several considerable strategic actions to shift to a more consistent and higher-growth business portfolio,” Bunch added. “We delivered all-time record full-year earnings, more than replacing the earnings from the separated commodity chemicals business, as we continue to benefit from aggressive management of our existing businesses combined with earnings accretion from cash deployed. During 2013 we maintained a balanced use of cash, spending $1.5 billion on acquisitions and capital spending focused on growing our company, and continuing our heritage of rewarding shareholders by returning about 75 percent of our cash from operations, or $1.35 billion, in dividends and stock repurchases.”

Looking ahead, Bunch said, “We expect to realize benefits from modest global growth. Regionally, we expect growth to remain broadest in the U.S. economy, spanning several coatings end-use markets. Emerging-regions growth, while still uneven, is expected to continue at a solid pace for PPG, comparable to recent trends. In Europe, which represents about one-third of our sales, economies appear to be improving but remain fragile. In 2014, we anticipate measured growth in that region, and we expect to realize solid earnings leverage due to the actions we have taken the past two years to significantly reduce our regional cost structure.”

Bunch also said the company remained slightly ahead of schedule on achieving targeted acquisition-related cost synergies relating to the North American architectural coatings acquisition. He added that the restructuring program approved in the third quarter 2013 is focused primarily on achieving the remaining synergies, and those actions are now underway. As a result, the company expects incremental cost savings of between $75 million and $90 million in 2014.

“Lastly, we ended the year with a strong balance sheet and cash position, which we expect to be supplemented by continued strong free cash flow, along with the receipt of about $1.5 billion in after-tax proceeds from the pending sale of our ownership interest in the Transitions Optical joint venture. Over the next 18 to 24 months, we anticipate deploying between $3.0 billion and $4.0 billion of cash in a disciplined manner on incremental earnings-growth initiatives, and returning cash to shareholders,” Bunch concluded.

The company today reported year-to-date cash from continuing operations of about $1.8 billion, a 15 percent increase versus the prior year. Full-year capital spending was slightly more than $500 million. Cash used for business acquisitions totaled about $1.0 billion. The company also noted that 2013 marked the 42nd consecutive year of increasing annual per-share dividend payouts, with cash dividends paid of about $350 million. The company also repurchased $1.0 billion, or 5.7 million shares, of PPG stock. PPG ended the year with cash and short-term investments totaling $1.75 billion.

Fourth Quarter 2013 Reporting Segment Financial Results

•
Performance Coatings segment net sales for the quarter were $1.4 billion, up 25 percent. The increase was due primarily to acquired-business sales, partly offset by a 3 percent decline in segment volumes. Aerospace net sales growth continued, aided by ongoing industry growth and sales from acquired businesses. Automotive refinish net sales grew in all major regions, including continued emerging-region volume gains and a return to growth in Europe. Excluding the favorable acquisition impacts, architectural coatings sales results by distribution channel were similar to results in recent quarters, including company-owned stores growth of more than 10 percent and lower national retail channel sales due to a previously disclosed change in products sold to a large retail customer. Lower but stabilizing marine new-build activity remained a large negative impact to segment volumes. Overall, the segment experienced normal seasonal trends, although the size and seasonality of the acquired architectural business amplified the impact in comparison to prior years. Segment earnings of $179 million were up 1 percent as a result of the increased net-sales impacts, partly offset by higher growth-related expenses in aerospace and automotive refinish.

•
Industrial Coatings segment net sales for the quarter were $1.2 billion, increasing 10 percent, or $108 million, versus the prior year primarily due to strong volume improvement, with acquisition-related gains also contributing. Volumes in automotive original equipment manufacturer (OEM)

coatings grew by more than 10 percent globally, outpacing a global industry growth rate of about 3 percent, with each major PPG region delivering similar growth rates. The industrial coatings business also grew volumes globally, led by North American gains, growth in Asia that remained varied by end-use market, and initial volume recovery in European demand that led to a flat year-over-year comparison for that region. Strong Asian packaging coatings growth was offset by lower European demand. Segment earnings for the quarter were $174 million, up 21 percent as a result of the higher volumes and continued cost management.

•
Architectural Coatings - EMEA (Europe, Middle East and Africa) segment net sales for the quarter were $466 million, up $1 million versus the prior-year quarter primarily due to favorable foreign currency translation. Fourth quarter volumes declined by 4 percent year over year, consistent with the previous quarter and a significant improvement versus the first half 2013, when year-over-year volume declines averaged 10 percent. Despite the lower volumes, segment earnings of $22 million were $13 million higher than the previous year due to lower costs, including benefits from completed restructuring actions and ongoing discretionary cost management.

•
Optical and Specialty Materials segment net sales for the quarter were $309 million, up $37 million versus the prior year. Optical products net sales improved as continued global demand growth was supplemented by customer inventory stocking ahead of the TRANSITIONS(R) Generation VII product introduction in North America, which commenced this month. Silica products volume also grew on improved demand. Segment earnings of $85 million were up 25 percent versus the prior year stemming from the sales improvement, partly offset by higher selling-related costs supporting the higher demand and product launch.

•
Glass segment net sales were $264 million for the quarter, up $23 million year over year. Segment volumes grew 8 percent on improved global fiber glass demand. Flat glass pricing increased, as did commercial construction-related demand. Segment earnings were $22 million, an increase of $14 million versus the prior-year quarter. Segment earnings improved due to higher net sales and manufacturing cost improvements, partly offset by the negative impact of cost inflation, including higher transportation and natural gas costs.

Full-Year 2013 Financial Results

PPG’s 2013 annual net sales from continuing operations were $15.1 billion, an increase of 12 percent versus $13.5 billion the prior year. The company’s full-year 2013 reported net income from continuing operations was $1.0 billion, or $7.13 per diluted share, versus $726 million, or $4.69 per diluted share, in 2012. Full-year 2013 adjusted net income from continuing operations was $1.2 billion, or $8.28 per diluted share, versus $995 million, or $6.44 per diluted share, in 2012. A detailed reconciliation of the reported to the adjusted figures is included below.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Net sales in 2013 were $15.1 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Jan. 16. The company will hold a conference call to review its fourth quarter and full-year 2013 financial performance today at 2 p.m. ET.

The dial-in numbers are: in the United States, 877-474-9505; international, +1-857-244-7558; passcode 49803911. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Jan. 16, beginning at approximately 6 p.m. ET, through Thursday, Jan. 30, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, +1-617-801-6888; passcode 59648049. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Jan. 16, 2014, through Thursday, Jan. 15, 2015.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the fourth quarter and full year:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2013		Full Year 2013
	$	EPS	$	EPS
Reported net income from continuing operations	$254	$1.78	$1,034	$7.13
Acquisition-related costs	4	0.03	28	0.19
Business restructuring costs	—	—	73	0.50
Legacy environmental reserve increases	—	—	64	0.44
Legacy pension settlement costs	—	—	13	0.09
U.S. tax law change enacted in 2013	—	—	(10)	(0.07)
Adjusted, excluding nonrecurring items	$258	$1.81	$1,202	$8.28

	Fourth Quarter 2012		Full Year 2012
	$	EPS	$	EPS
Reported net income from continuing operations	$191	$1.23	$726	$4.69
Acquisition-related costs	3	0.02	7	0.05
Business restructuring costs	—	—	163	1.06
Legacy environmental reserve increases	—	—	99	0.64
Adjusted, excluding nonrecurring items	$194	$1.25	$995	$6.44

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.
Transitions is a registered trademark of Transitions Optical, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	3 Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012

Net sales	$3,702	$3,243	$15,108	$13,512
Cost of sales, exclusive of depreciation and amortization (Note A)	2,108	1,910	8,636	7,905
Selling, R&D and administrative expenses (Note B)	1,083	924	4,187	3,653
Depreciation (Note B)	94	79	356	312
Amortization (Note B)	31	27	119	109
Interest expense	48	55	196	210
Interest income	(13)	(10)	(43)	(39)
Asbestos settlement - net	2	3	11	12
Business restructuring	—	—	98	208
Other (income)/charges - net (Note C)	(24)	(21)	59	85
INCOME BEFORE INCOME TAXES	373	276	1,489	1,057
Income tax expense (Note D)	91	62	333	221
Income from continuing operations, net of income taxes	282	214	1,156	836
Income from discontinued operations, net of income taxes (Note E)	—	39	2,197	228
Net income attributable to the controlling and noncontrolling interests	282	253	3,353	1,064
Less: Net income attributable to noncontrolling interests	(28)	(26)	(122)	(123)
NET INCOME (ATTRIBUTABLE TO PPG)	$254	$227	$3,231	$941

Amounts attributable to PPG:
Income from continuing operations, net of tax	$254	$191	$1,034	$726
Income from discontinued operations, net of tax	—	36	2,197	215
Net income (attributable to PPG)	$254	$227	$3,231	$941

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.80	$1.24	$7.21	$4.73
Income from discontinued operations, net of tax	—	0.23	15.32	1.40
Net income (attributable to PPG)	$1.80	$1.47	$22.53	$6.13

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.78	$1.23	$7.13	$4.69
Income from discontinued operations, net of tax	—	0.23	15.14	1.37
Net income (attributable to PPG)	$1.78	$1.46	$22.27	$6.06

Average shares outstanding	140.8	154.1	143.4	153.4

Average shares outstanding - assuming dilution	142.6	156.1	145.1	155.1

See accompanying notes on page 2
Financial Statements pg. 1

CONDENSED STATEMENT OF OPERATIONS (unaudited)
Note A:

Cost of sales, exclusive of depreciation and amortization for the year ended December 31, 2013 includes $16 million for final settlement of certain legacy Canadian pension plans and $16 million of flow-through cost of sales for the inventory step up to fair value related to 2013 acquisitions. The year ended December 31, 2012 includes $6 million of flow-through cost of sales for the inventory step up to fair value related to 2012 acquisitions.

Note B:

Selling, R&D and administrative expenses includes $7 million of acquisition-related charges for the quarter ended December 31, 2013. For the year ended December 31, 2013, the caption includes $2 million for final settlement of certain legacy Canadian pension plans and $26 million for acquisition-related charges. Selling and administrative expenses, depreciation and amortization are higher in 2013 compared to 2012 primarily due to the increased impact from acquisitions.

Note C:
The years ended December 31, 2013 and 2012 include pretax charges of $101 million and $159 million, respectively, for environmental remediation activities.
Note D:

The effective rate on pretax earnings from continuing operations for the quarter ended December 31, 2013 includes tax benefits of $3 million for acquisition-related costs. The effective tax rate on the remaining pre-tax earnings from continuing operations was 24.6 percent resulting in tax expense of $93 million. The effective rate on pretax earnings from continuing operations for the quarter ended December 31, 2012 includes tax benefits of $2 million for acquisition-related costs. The effective tax rate on the remaining pretax earnings from continuing operations was approximately 23 percent resulting in tax expense of $64 million.

The effective rate on pretax earnings from continuing operations for the year ended December 31, 2013 includes tax benefits of $37 million or approximately 37 percent for estimated environmental remediation costs, $25 million or approximately 25 percent for business restructuring charges, $14 million or approximately 33 percent for acquisition related costs, and $5 million or approximately 27 percent for final settlement of legacy pension plans. The year also includes an after-tax benefit of $10 million for the retroactive impact of a U.S. tax law change enacted in early 2013 that was not included in previously reported 2012 earnings. The effective tax rate on the remaining pre-tax earnings from continuing operations was 24.2 percent resulting in tax expense of $424 million.

The effective rate on pretax earnings from continuing operations for the year ended December 31, 2012 includes tax benefits of $45 million or approximately 22 percent for business restructuring charges, $60 million or approximately 38 percent for estimated environmental remediation costs, and $4 million or approximately 36 percent for acquisition related costs. The effective tax rate on the remaining pre-tax earnings from continuing operations was approximately 23 percent resulting in tax expense of $330 million.

Note E:

Income from discontinued operations includes the historical operating results of PPG's former Commodity Chemicals business that was separated on January 28, 2013. For the year ended December 31, 2013 income from discontinued operations includes a net gain on the separation transaction of $2.2 billion.

Financial Statement pg. 2

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
(All amounts in millions)
	Dec. 31	Dec. 31
	2013	2012 (b)
Current assets:
Cash and cash equivalents (a)	$1,116	$1,306
Short-term investments (a)	629	1,087
Receivables - net	2,736	2,813
Inventories	1,824	1,687
Other	909	822
Total current assets	$7,214	$7,715

Current liabilities:
Short-term debt and current portion of long-term debt (a)	$34	$642
Asbestos settlement	763	683
Accounts payable and accrued liabilities	3,338	3,136
Total current liabilities	$4,135	$4,461

Long-term debt	$3,372	$3,368

PPG OPERATING METRICS (unaudited)
(All amounts in millions)
	Dec. 31	Dec. 31
	2013	2012 (b)
Operating Working Capital (c)
Amount	$2,678	$2,878
As a percent of quarter sales, annualized	18.1%	19.7%

(a)	The decrease in cash and cash equivalents and short-term investments is primarily a result of the repayment of $600 million of long-term debt in March of 2013.

(b)
All 2012 balances include PPG's former Commodity Chemicals business that was separated in January 2013. Excluding the Commodity Chemicals business, operating working capital was $2,634 million or 20.3 percent at December 31, 2012.

(c)
Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor's liability.

Financial Statement pg. 3

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
(All amounts in millions)

	3 Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012

Net sales
Performance Coatings	$1,441	$1,151	$5,872	$4,752
Industrial Coatings	1,222	1,114	4,845	4,379
Architectural Coatings - EMEA	466	465	2,062	2,147
Optical and Specialty Materials	309	272	1,262	1,202
Glass	264	241	1,067	1,032
TOTAL	$3,702	$3,243	$15,108	$13,512

Segment income
Performance Coatings	$179	$177	$858	$744
Industrial Coatings	174	144	724	590
Architectural Coatings - EMEA	22	9	184	145
Optical and Specialty Materials	85	68	368	348
Glass	22	8	56	63
TOTAL	482	406	2,190	1,890

Items not allocated to segments
Legacy items (Note A)	(9)	(14)	(165)	(217)
Business restructuring costs	—	—	(98)	(208)
Acquisition-related costs	(7)	(5)	(42)	(11)
Interest expense, net of interest income (Note B)	(35)	(45)	(153)	(171)
Other corporate expense	(58)	(66)	(243)	(226)
INCOME BEFORE INCOME TAXES	$373	$276	$1,489	$1,057

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.

The year ended December 31, 2013 includes pretax charges of $18 million for final settlement of certain legacy Canadian pension plans. In addition, the years ended December 31, 2013 and 2012 include pretax charges for environmental remediation activities of $101 million and $159 million, respectively. These charges primarily relate to environmental remediation activities at the Company's former Jersey City, N.J., manufacturing plant and associated sites.

Note B:

Interest expense, net of interest income, is lower for the both the three months ended and the year ended December 31, 2013 compared to the same periods a year ago primarily as a result of the repayment of the $600 million 5.75% notes in March 2013.

Financial Statement pg. 4